Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 of Cytomedix, Inc. of our report dated March 31, 2014 relating to the consolidated financial statements of Cytomedix, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

July 10, 2014